EXHIBIT 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Earnings Results

Madison, Wisconsin, March 15, 2005--MGE Energy, Inc. (Nasdaq: MGEE) reported net income of $5.1 million, or $0.25 per share, for the quarter ended December 31, 2004, compared to $5.3 million, or $0.29 per share, the previous year. In 2004, MGE Energy reported net income of $33.8 million, or $1.77 per share, compared to $30.6 million, or $1.71 per share, in 2003.

Three Months Ended December 31, 2004

MGE Energy's operations primarily reflect its utility subsidiary, Madison Gas and Electric Company (MGE). Electric revenues were up $5.1 million in the fourth quarter partially due to increased retail sales while gas revenues were up $9.1 million mostly due to significantly higher gas commodity costs.

Operations and maintenance expenses in total were up $0.4 million. Key factors contributing to the higher operations costs included additional professional fees related to Sarbanes Oxley, higher transmission expenses, and higher production costs. These increases were offset by lower distribution costs.

Depreciation expense increased $0.7 million. This increase is related to higher levels of gross property, plant and equipment at both the electric and gas segments.

Interest expense was down $0.1 million due to lower levels of long-term and short-term debt.

Twelve Months Ended December 31, 2004

In 2004, electric revenues increased $8.6 million, while gas revenues rose $12.0 million. Additionally, there was a $1.7 million increase in other revenues. The increase in electric revenues is partially attributable to an increase in retail sales. Gas revenues were up due to significantly higher gas commodity costs. The gas commodity costs were slightly offset by lower retail natural gas deliveries as a result of fewer heating degree days in 2004.

Fuel used for electric generation increased $2.0 million, and purchased power costs were up $2.5 million. Fuel used for electric generation was up due to an increase in the electric generation at MGE's baseload plants while a rise in the cost of natural gas drove up fuel and purchased power costs.

Operations and maintenance expenses increased in total $3.5 million. Key factors contributing to this increase included: fees related to Sarbanes Oxley ($2.6 million); distribution expense($0.7 million); and electric maintenance expenses ($0.4 million).

Depreciation expense increased $1.6 million. As stated earlier, this is due to higher levels of gross property, plant, and equipment at both the electric and gas segments.

Lower levels of long-term and short-term debt outstanding during the third and fourth quarter reduced MGE's interest expense by $0.4 million.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to nearly 134,000 customers in Dane County and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy, Inc.
(In thousands, except per-share amounts)

	2004	2003
Three Months Ended December 31
Operating revenue	$117,346	$103,497
Operating income	$10,833	$12,077
Net income	$5,114	$5,324
Earnings per share (basic and diluted)	$0.25	$0.29
Average shares outstanding (basic and diluted)	20,299	18,194

Twelve Months Ended December 31
Operating revenue	$424,881	$402,570
Operating income	$61,953	$60,854
Net income	$33,840	$30,640
Earnings per share (basic and diluted)	$1.77	$1.71
Average shares outstanding (basic and diluted)	19,119	17,894

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